QuickLinks -- Click here to rapidly navigate through this document

Exhibit (a)(1)(x)

Excerpts from Kudelski SA Transaction Website
(www.opentvvalue.com)

Website Disclaimer

        This website is provided for informational purposes only and it is neither an offer to purchase nor a solicitation of an offer to sell any securities of OpenTV Corp. The tender offer is being made pursuant to the Tender Offer Statement and Rule 13e-3 Transaction Statement on Schedule TO (including the Offer to Purchase, Letter of Transmittal and other related offer documents), as filed by Kudelski SA and Kudelski Interactive Cayman, Ltd., with the Securities and Exchange Commission (the "SEC") on October 5, 2009 and as the same may be amended from time to time. These materials contain important information, including the terms and conditions of the tender offer, and OpenTV Corp. shareholders are advised to read these materials and any other materials relating to the tender offer that are filed with the SEC carefully and in their entirety before any decision is made with respect to the tender offer. OpenTV Corp. shareholders may obtain copies of these documents for free at the SEC's website at www.sec.gov or by calling MacKenzie Partners, Inc., the Information Agent for the tender offer, toll-free at 1-800-322-2885. This website does not constitute a solicitation of a proxy, consent or authorization for or with respect to any meeting of, or action by written consent by, OpenTV Corp.'s shareholders. Any such solicitation will be made only pursuant to separate proxy solicitation or consent materials complying with all applicable requirements of the Securities Exchange Act of 1934, as amended. Kudelski SA has not sought or obtained consent from any third party to use any statements or information included on this website. Any such statements or information should not be viewed as indicating the support of any third party. Kudelski SA and Kudelski Interactive Cayman, Ltd., are not recommending the purchase or sale of any security. Kudelski SA and Kudelski Interactive Cayman, Ltd., reserve the right to change any of the intentions or opinions expressed herein at any time and for any reason. This website contains forward-looking statements that involve certain risks and uncertainties that are difficult to predict. These statements are based on current expectations of Kudelski SA and its affiliates and currently available information. They are not guarantees of future performance and are based upon assumptions as to future events that may not prove to be accurate. Kudelski SA and Kudelski Interactive Cayman, Ltd., do not assume any obligation to update any information, including forward-looking statements, contained in this website, except as otherwise required by law.

WELCOME TO OPENTVVALUE.COM

        On October 5, 2009, The Kudelski Group (SIX: KUD.VX) announced that its wholly owned subsidiary, Kudelski Interactive Cayman, Ltd., has commenced a tender offer to acquire all outstanding Class A shares of OpenTV Corp. (NASDAQ: OPTV) not owned by Kudelski or its subsidiaries for US$1.55 per share in cash.

        The offer price provides a meaningful premium to recent trading values of the Class A shares and represents:

  •
  a 17% premium to the closing price of the Class A shares of $1.33 on October 2, 2009, the last trading day prior to the date on which the offer was commenced;

  •
  a 17% premium to the average closing price of the Class A shares of OpenTV from June 4, 2009, the day on which Kudelski withdrew its proposal to acquire the outstanding Class A shares not owned by Kudelski or its affiliates at $1.35 per share, up to and including October 2, 2009;

  •
  a 55% premium to the closing price of the Class A shares on February 26, 2009, the last trading day prior to the date of the announcement of Kudelski's proposal to acquire the outstanding Class A shares of OpenTV not owned by Kudelski or its affiliates at $1.35 per share; and

  •
  a premium of approximately 42% to the enterprise value implied by the closing price of the Class A shares on October 2, 2009, the last trading day prior to the date on which the offer was commenced and a premium of approximately 190% to the enterprise value implied by the closing price of the Class A shares on February 26, 2009, the last trading day prior to the date of the announcement of Kudelski's proposal to acquire the outstanding Class A shares of OpenTV not owned by Kudelski or its affiliates at $1.35 per share.

        We firmly believe that our cash offer provides OpenTV shareholders immediate liquidity at a superior value to OpenTV's future prospects, particularly given the Company's current scale and R&D challenges and the significant amount of new investment required for OpenTV to remain competitive as a standalone, publicly-traded company. In addition to delivering fair value to shareholders of OpenTV, we believe the combination is also in the best interest of OpenTV's employees, customers and partners because of Kudelski's commitment to the sustainability of the business and Kudelski's ability to invest in R&D and growth to ensure OpenTV has a strong future in the context of an intense, competitive environment.

        This website provides further details about Kudelski's tender offer and all related filings with the Securities and Exchange Commission. We encourage you to read all of the materials on the website and continue to visit as it will be updated with the latest information.

        Thank you.

ABOUT THE KUDELSKI GROUP

        The Kudelski Group (SIX: KUD.VX) is a world leader in digital security and convergent media solutions for the delivery of digital and interactive content. Its technologies are used in a wide range of services and applications requiring access control and rights management to secure the revenue of content owners and service providers for digital television and interactive applications across broadcast, broadband and mobile delivery networks. The Kudelski Group is also a world technology leader in the area of access control and management of people or vehicles to sites and events. It additionally offers professional recorders and high-end Hi-Fi products. The Kudelski Group is headquartered in Cheseaux-sur-Lausanne, Switzerland. Please visit www.nagra.com for more information.

IMPORTANT INFORMATION

        This website is provided for informational purposes only and it is neither an offer to purchase nor a solicitation of an offer to sell any securities of OpenTV Corp. The tender offer is being made pursuant to the Tender Offer Statement and Rule 13e-3 Transaction Statement on Schedule TO (including the Offer to Purchase, Letter of Transmittal and other related offer documents), as filed by Kudelski SA and Kudelski Interactive Cayman, Ltd., with the Securities and Exchange Commission (the "SEC") on October 5, 2009 and as the same may be amended from time to time. These materials contain important information, including the terms and conditions of the tender offer, and OpenTV Corp. shareholders are advised to read these materials and any other materials relating to the tender offer that are filed with the SEC carefully and in their entirety before any decision is made with respect to the tender offer.

        OpenTV Corp. shareholders may obtain copies of these documents for free at the SEC's website at www.sec.gov or by calling MacKenzie Partners, Inc., the Information Agent for the tender offer, toll-free at 1-800-322-2885.

        This website does not constitute a solicitation of a proxy, consent or authorization for or with respect to any meeting of, or action by written consent by, OpenTV Corp.'s shareholders. Any such solicitation will be made only pursuant to separate proxy solicitation or consent materials complying with all applicable requirements of the Securities Exchange Act of 1934, as amended.

        Kudelski SA has not sought or obtained consent from any third party to use any statements or information included on this website. Any such statements or information should not be viewed as indicating the support of any third party.

        Kudelski SA and Kudelski Interactive Cayman, Ltd., are not recommending the purchase or sale of any security. Kudelski SA and Kudelski Interactive Cayman, Ltd., reserve the right to change any of the intentions or opinions expressed herein at any time and for any reason. This website contains forward-looking statements that involve certain risks and uncertainties that are difficult to predict. These statements are based on current expectations of Kudelski SA and its affiliates and currently available information. They are not guarantees of future performance and are based upon assumptions as to future events that may not prove to be accurate.

        Kudelski SA and Kudelski Interactive Cayman, Ltd., do not assume any obligation to update any information, including forward-looking statements, contained in this website, except as otherwise required by law.

 Kudelski SA Tender Offer: Website Q&A

1.     Who is offering to buy my securities?

        Our name is Kudelski Interactive Cayman, Ltd. We are an exempt company organized under the laws of the Cayman Islands. We are an indirect wholly owned subsidiary of Kudelski SA, a public limited company organized under the laws of Switzerland. Kudelski SA and its wholly owned subsidiaries collectively own approximately 13.4% of the outstanding Class A ordinary shares and 100% of the outstanding Class B ordinary shares of OpenTV Corp. The Class A ordinary shares and Class B ordinary shares owned by Kudelski SA or its wholly owned subsidiaries represent approximately 32.3% of the outstanding ordinary shares of OpenTV Corp. and approximately 77.2% of the total voting power of the outstanding ordinary shares of OpenTV Corp. Kudelski SA is a holding company that, through its consolidated subsidiaries, including us, engages primarily in the development of digital security and convergent media solutions for the delivery of digital and interactive content.

2.     What securities are you offering to purchase?

        We are offering to purchase all of the outstanding Class A ordinary shares of OpenTV Corp. not owned by Kudelski SA or its wholly owned subsidiaries.

3.
How much are you offering to pay for my securities and what is the form of payment?

        We are offering to pay $1.55 per Class A ordinary share of OpenTV Corp., net to seller in cash, without interest and less applicable withholding taxes. If you are the record holder of shares and you directly tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own shares through a broker, dealer, commercial bank, trust company or other nominee, and your broker, dealer, commercial bank, trust company or other nominee tenders your shares on your behalf, it may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

4.     What is the market value of my shares?

        On October 2, 2009, the last full trading day before the date of this Offer to Purchase, the last sale price of OpenTV Corp. Class A ordinary shares reported on The NASDAQ Global Market was $1.33 per share. Please obtain a recent quotation for your Class A ordinary shares of OpenTV Corp. prior to deciding whether or not to tender.

5.     How long do I have to decide whether to tender in the offer?

        You have until the expiration of the offer to tender your shares and participate in the offer. The offer currently is scheduled to expire at 5:00 p.m., New York City time, on Friday, November 6, 2009, although it may be extended from time to time, in which case we will make a public announcement of such extension.

        We may also elect to provide a "subsequent offering period." A subsequent offering period, if provided, will be an additional period of time, beginning after we have purchased shares tendered in the offer, during which shareholders may tender their shares and receive the offer consideration. We currently intend to determine whether to provide a subsequent offering period after we know the number of Class A ordinary shares tendered after expiration of the offer.

6.     Can the offer be extended and how will I be notified if the offer is extended?

        We may in our sole discretion extend the offer at any time or from time to time for any reason. If we decide to extend the offer, we will inform Computershare Trust Company, N.A., the Depositary for the offer, of that fact and will make a public announcement of the extension, no later than 9:00 a.m., New York City time, on the next business day after the date the offer was scheduled to expire.

7.     How do I tender my shares?

        To tender your Class A ordinary shares, you must deliver to Computershare Trust Company, N.A., the Depositary for the offer, prior to the expiration of the offer, the certificates representing your shares or confirmation of a book-entry transfer of such shares into the Depositary's account at The Depository Trust Company, together with a completed Letter of Transmittal and any other documents required by the Letter of Transmittal. If your shares are held in street name (that is, through a broker, dealer, commercial bank, trust company or other nominee), they can be tendered by your nominee through The Depository Trust Company. If you are unable to deliver to the Depositary by the expiration of the offer any required document or instrument, you may still participate in the offer by having a broker, bank or other fiduciary that is an eligible institution guarantee on or prior to the expiration of the offer that the missing items will be received by the Depositary within three NASDAQ Global Market trading days after delivery of the guarantee to the Depositary. For the tender to be valid, however, the Depositary must receive the missing items within that three trading day period.

8.     Will I have to pay any fees or commissions if I tender my shares?

        If you hold your shares directly as the registered owner and you tender your shares in the offer, you will not have to pay brokerage fees or similar expenses.

        If you own your shares through a broker, dealer, commercial bank, trust company or other nominee, and your broker, dealer, commercial bank, trust company or other nominee tenders your shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge you a fee or commission for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

9.     When and how will I be paid for my tendered shares?

        Subject to the terms and conditions of the offer, we will pay for all Class A ordinary shares of OpenTV Corp. validly tendered, not withdrawn and accepted for payment promptly after the expiration of the offer. However, we reserve the right, in our sole discretion and subject to applicable law, to delay the acceptance for payment or payment for shares until satisfaction or waiver (where permissible) of all conditions to the offer relating to governmental or regulatory approvals.

        We will pay for your shares by depositing the purchase price with Computershare Trust Company, N.A., the Depositary for the offer, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered shares will be made only after timely receipt by the Depositary of such shares, a properly completed and duly executed Letter of Transmittal and any other required documents.

10.   If I decide not to tender, how will the offer affect my shares?

        The purchase of shares pursuant to the offer will reduce the number of Class A ordinary shares of OpenTV Corp. that might otherwise trade publicly and may reduce the number of holders of shares, which could affect the liquidity and market value of the remaining shares held by the public. While we cannot predict with certainty whether this would have an adverse or beneficial effect on the market price for, or marketability of, the Class A ordinary shares of OpenTV Corp., we believe such a reduction would be more likely to have an adverse effect in the short to medium term.

        If following the consummation of the offer Kudelski SA and its wholly owned subsidiaries own ordinary shares of OpenTV Corp. representing 90% or more of the total voting power of the outstanding ordinary shares of OpenTV Corp., we will be eligible to and may cause OpenTV Corp. to redeem all Class A ordinary shares that remain outstanding following the offer and that are not owned by Kudelski SA or its wholly owned subsidiaries under Sections 176 and 179 of the British Virgin Islands Business Companies Act, 2004, as amended. If the offer is consummated and a subsequent redemption takes place, shareholders not tendering in the offer (and who do not exercise the statutory dissenters' rights provided for under the laws of the British Virgin Islands) will receive the per share consideration paid in the redemption, which would be the "fair value" of the Class A ordinary shares as determined by the directors of OpenTV Corp. in accordance with their fiduciary duties under the laws of the British Virgin Islands.

        We believe because of the substantial cost and diversion of management attention associated with being a public company that it would be in the best interests of OpenTV Corp. if the Class A ordinary shares were not listed on The NASDAQ Global Market or any other securities exchange and it were not required to file reports with the SEC. Accordingly, if a subsequent redemption does not take place, but pursuant to the offer we nonetheless acquire a majority of the Class A ordinary shares of OpenTV Corp. not owned by (a) Kudelski SA or its affiliates and (b) the executive officers and directors of OpenTV Corp., we intend to seek to cause OpenTV Corp. to terminate the listing of the Class A ordinary shares on The NASDAQ Global Market. Further, if the number of shareholders of record of OpenTV Corp. is reduced to below 300, we intend to seek to cause OpenTV Corp. to deregister the Class A ordinary shares under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and to suspend its reporting obligations with the SEC. In all events, we intend to seek to cause OpenTV Corp. to discontinue quarterly conference calls and other activities not required by law or any listing agreement with The NASDAQ Global Market in order to reduce the cost and management attention associated with being a public company. While we cannot predict with certainty whether taking of any of the foregoing actions would have an adverse or beneficial effect on the market price for, or marketability of, the Class A ordinary shares of OpenTV Corp. or whether it would cause future market prices to be greater or less than the price paid in the offer, we believe that such actions would be more likely to have an adverse effect in the short to medium term.

11.   Whom can I talk to if I have questions about the offer?

        You can call MacKenzie Partners, Inc., the Information Agent for the offer, at (800) 322-2885 (toll-free).

        The offer is being made pursuant to the Tender Offer Statement and Rule 13e-3 Transaction Statement on Schedule TO (including the Offer to Purchase, Letter of Transmittal and other related offer documents), as filed by Kudelski SA and Kudelski Interactive Cayman, Ltd. with the SEC on October 5, 2009 and as the same may be amended from time to time. Those materials contain important information, including the terms and conditions of the offer and additional questions and answers, and you are advised to read those materials and any other materials relating to the offer that are filed with the SEC carefully and in their entirety before any decision is made with respect to the offer.

Investor Contacts: Santino Rumasuglia Kudelski Group +41-21-732-01-24	Media Contacts: Daniel Herrera (Europe Media) Kudelski Group +41-21-732-01-81
Amy Bilbija MacKenzie Partners 650-798-5206	Andrew Cole/Diane Henry (US Media) Sard Verbinnen & Co 415-618-8750
Bob Marese MacKenzie Partners 212-929-5500

QuickLinks

  Exhibit (a)(1)(x)
Excerpts from Kudelski SA Transaction Website ( www.opentvvalue.com )
Kudelski SA Tender Offer: Website Q&A